Exhibit 99.3

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”), dated as of November 24, 2020, is by and between BJ’s Restaurants, Inc., a California corporation (the “Corporation”), and BJ’s Act III, LLC (together with any assigns, the “Holder”).

WHEREAS, Holder is the holder of that certain Common Stock Purchase Warrant, having an initial issuance date of May 5, 2020, granting the Holder the right to acquire up to 875,000 shares of the Common Stock, no par value, of the Corporation (the “Warrant”); and

WHEREAS, Holder and the Corporation wish to amend the Warrant to provide for certain changes to the anti-dilution rights contained therein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings provided to such terms in the Warrant.

2. Amendment to Provisions Regarding Issuances at Less than Fair Market Value. Section 3(c) of the Warrant is hereby amended to include the following paragraph iii.:

“iii. Notwithstanding anything to the contrary contained in this Warrant, in no event shall the Exercise Price resulting from the adjustments described in this Section 3(c) be below $20.00 per share (the “Floor Exercise Price”) (such Floor Exercise Price being subject to proportionate adjustment in the event of stock splits, dividends or similar events as described in elsewhere in this Section 3).”

3. Miscellaneous Provisions.

3.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Corporation or the Holder shall bind and inure to the benefit of their respective successors and assigns.

3.2 Governing Law; Jurisdiction. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of California, in accordance with the provisions of Section 5(d) of the Warrant.

3.3 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.5 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.6 No Other Amendment. Except as specifically set forth in this Amendment, the terms of the Warrant shall remain unchanged and in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation and the Holder have caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

BJ’S RESTAURANTS, INC.

By:	/s/ GREGORY S. LEVIN
Name: Gregory S. Levin,
Title: President & Chief Financial Officer

[Signature Page to Amendment No.1 to Common Stock Purchase Warrant]

IN WITNESS WHEREOF, the Corporation and the Holder have caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

BJ’S ACT III, LLC

By:	/s/ RONALD M. SHAICH
Name: Ronald M. Shaich
Title: Chief Executive Officer

[Signature Page to Amendment No.1 to Common Stock Purchase Warrant]